Exhibit 99.1

FOR IMMEDIATE RELEASE

Protective to Acquire Blocks of Business from Genworth

BIRMINGHAM, Ala. — September 30, 2015 — Protective Life Corporation (“Protective”), a wholly owned U.S. subsidiary of The Dai-ichi Life Insurance Company, Limited (TSE: 8750, “Dai-ichi Life”), has reached an agreement through its wholly owned subsidiary, Protective Life Insurance Company, with Genworth Life and Annuity Insurance Company (“Genworth”), Richmond, Virginia, to acquire via reinsurance certain in force blocks of term life insurance from Genworth.

Protective’s total capital investment is estimated to be approximately $661 million. The transaction is expected to close early in the first quarter of 2016, however the transaction is subject to customary regulatory approvals and closing conditions.

John D. Johns, Protective’s Chairman, President and CEO, said, “We are pleased to announce this important acquisition transaction. The blocks we are acquiring from Genworth are exactly what we typically look for in an acquisition opportunity. They are comprised of long-term, seasoned life insurance reserves added between 2001 and 2005. We are seeing good acquisition opportunities in the market, and we are confident that our proven, industry-leading acquisition capabilities provide a solid platform for continued strong growth at Protective.”

“We have been pleased at our success to enter the U.S. life insurance market working through such an outstanding company as Protective,” said Koichiro Watanabe, President of Dai-ichi Life. “Utilizing Protective’s distinctive acquisition capabilities, we are now able to announce this important acquisition and report good progress on the goals we laid out in our 3-year D-Ambitious plan.”

The transaction is the first acquisition transaction since Protective became part of Dai-ichi Life on February 1 of this year. When closed, this transaction will be the second largest based on capital invested and the 48th acquisition transaction in Protective’s modern history. Protective’s acquired blocks are an important contributor to Dai-ichi Life’s financial results and growth strategy. Dai-ichi Life acquired Protective as the North American growth platform and considers Protective’s acquisition franchise as a significant contributor to earnings in its overall Dai-ichi Group company growth strategy.

ABOUT PROTECTIVE

Protective Life Corporation is headquartered in Birmingham, Alabama. The Company provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. As of June 30, 2015, Protective had assets of approximately $69.3 billion.

For more information on Protective, please visit www.Protective.com.

ABOUT DAI-ICHI LIFE

The Dai-ichi Life Insurance Company, Limited (TSE: 8750) is one of the largest life insurance companies in Japan as measured by total assets as of the most recent reporting period, June 30, 2015. Founded on September 15, 1902, Dai-ichi Life was the oldest mutual insurance company in Japan until it was demutualized and listed on the Tokyo Stock Exchange on April 1, 2010. As of June 30, 2015, total assets were ¥50.2 trillion (USD $410.4 billion) on a consolidated basis. Based in Tokyo, Dai-ichi Life has approximately 67,000 employees and 1,345 sales offices throughout Japan. It also has overseas life insurance businesses in Australia, Vietnam, Indonesia, India and Thailand, as well as offices in New York, Singapore, London, Beijing, and Shanghai.

For more information about Dai-ichi Life, please visit http://www.dai-ichi-life.co.jp/english/

PROTECTIVE CONTACT:	DAI-ICHI LIFE CONTACT:
Eva Robertson	The Dai-ichi Life Insurance Company,
Vice President, Investor Relations	Limited
(205) 268-3912	Investor Relations Center
Corporate Planning Department
+81 50 3780 6930

Forward-looking Statements

This press release includes “forward-looking statements” that may express expectations of future events and results regarding the proposed transactions, including but not limited to statements regarding the expected benefits and costs of the proposed transactions, the ability to complete the proposed transactions, and the expected timing of the completion of the proposed transactions. All statements that express expectations for and results of future events rather than historical facts are forward-looking statements that may involve certain risks and uncertainties. Protective cannot give assurance that such statements will prove to be correct. The factors that could affect the future events include, but are not limited to, general economic conditions and the following known trends and uncertainties: Protective Life may not be able to complete the transactions due to, among other things, the inability of the parties to satisfy the various closing conditions, including the receipt of required regulatory approvals; completion of the transactions may be more costly or may take longer than expected; the financing structure of the transactions may be different than currently contemplated; and the actual financial results of the transactions could differ materially from Protective’s expectations and may be impacted by items not taken into account. In addition, please refer to Part I, Item 1A, Risk Factors, of Protective Life’s most recent Form 10-K; Part II, Item 1A, Risk Factors, of Protective Life’s subsequent quarterly reports on Form 10-Q; and Protective Life’s reports filed on Form 8-K for more information about risk factors. Protective assumes no obligation and does not intend to update these forward-looking statements.